As filed with the Securities and Exchange Commission on November 8, 2013.

File No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OFFICE DEPOT, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	59-2663954
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

6600 North Military Trail
Boca Raton, Florida	33496
(Address of Principal Executive Offices)	(Zip Code)

2003 OFFICEMAX INCENTIVE AND PERFORMANCE PLAN

2003 DIRECTOR STOCK COMPENSATION PLAN

DIRECTOR STOCK COMPENSATION PLAN

(Full Title of the Plans)

Elisa D. Garcia C.

Executive Vice President, General Counsel

& Corporate Secretary

6600 North Military Trail

Boca Raton, Florida 33496

(Name and Address of Agent for Service)

(561) 438-4800

(Telephone Number, Including Area Code, of Agent for Service)

Copies to:

David M. Eaton, Esq.

Kilpatrick Townsend & Stockton LLP

1100 Peachtree Street, N.E.

Atlanta, Georgia 30309-4530

(404) 815-6051

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer	☒	Accelerated Filer	☐

Non-Accelerated Filer	☐ (Do not check if a smaller reporting company)	Smaller Reporting Company	☐

Calculation of Registration Fee

Title of Securities to be Registered	Amount to Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Common Stock, $0.01 par value per share	47,652,613	$5.56	$264,948,528.30	$34,125.37

(1)	Pursuant to Rule 416(b), the number of shares of Common Stock being registered shall be adjusted to include any additional securities that may become issuable in connection with, or as a result of, stock splits, stock dividends or similar transactions. In addition, see Explanatory Note below.
(2)	Determined on the basis of the average of the high and low prices of the Common Stock reported on the New York Stock Exchange on October 31, 2013 in accordance with Rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act.
(3)	Pursuant to Rule 457(p) under the Securities Act, the total registration fee due is offset by $17,857.86, representing the dollar amount of the filing fee previously paid by OfficeMax Incorporated that corresponds to 10,349,621 unsold shares registered pursuant to OfficeMax Incorporated’s Registration Statement on Form S-8 (File No. 333-189233) filed on June 11, 2013. Consequently, the filing fee transmitted herewith is $16,267.51. As explained in the Explanatory Note below, Office Depot, Inc. is the indirect parent of OfficeMax Incorporated.

EXPLANATORY NOTE

On November 5, 2013, pursuant to the Agreement and Plan of Merger, dated as of February 20, 2013, as amended November 5, 2013, by and among Office Depot, Inc. (the “Registrant”), Dogwood Merger Sub Inc., Dogwood Merger Sub LLC, Mapleby Holdings Merger Corporation, Mapleby Merger Corporation and OfficeMax Incorporated (“OfficeMax”), OfficeMax became an indirect wholly owned subsidiary of the Registrant (the “Merger”).

As a result of the Merger, stock options and other stock-based awards with respect to shares of the common stock, par value $2.50 per share, of OfficeMax (“OfficeMax Common Stock”) outstanding under OfficeMax’s 2003 OfficeMax Incentive and Performance Plan, its 2003 Director Stock Compensation Plan and its Director Stock Incentive Plan (collectively, the “Plans”) were converted into stock options and other stock-based awards with respect to shares of the common stock, $0.01 par value per share, of the Registrant (“Registrant Common Stock”). In addition, pursuant to the listing standards of the New York Stock Exchange, upon which the Registrant Common Stock is listed, shares available under certain equity compensation plans acquired in corporate acquisitions and mergers may be used for certain post-transaction grants. Shares available under such plans may be used for post-transaction grants of options and other awards with respect to equity of the entity that is the listed company after the transaction, either under the pre-existing plan or another plan, subject to certain conditions.

At the time of the closing of the Merger, OfficeMax had: (i) stock options and other stock-based awards with respect to 7,365,105 shares of OfficeMax Common Stock outstanding under the Plans; and (ii) 10,349,621 shares of OfficeMax Common Stock available for grant under its 2003 OfficeMax Incentive and Performance Plan, for a total of 17,714,726 shares of OfficeMax Common Stock. As adjusted for the exchange ratio in connection with the Merger, this equates to the 47,652,613 shares of the Registrant’s Common Stock registered hereby.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The Registrant files this Registration Statement on Form S-8 in connection with the Plans. The documents containing the information specified in Part I of Form S-8 will be sent or given to each participant in the Plans as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). These documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 29, 2012, filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on February 20, 2013, as amended by Amendment No. 1 thereto filed with the Commission on April 26, 2013;

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the report referenced in Item 3(a) above, including the Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended: March 30, 2013 filed with the Commission on April 30, 2013, June 29, 2013, filed with the Commission on July 30, 2013, and September 30, 2013 filed with the Commission on November 5, 2013; and the Registrant’s Current Reports on Form 8-K filed with the Commission on January 4, 2013, January 24, 2013, February 22, 2013 (two filings), February 26, 2013, March 6, 2013, April 11, 2013, April 25, 2013, April 30, 2013 (three filings), May 31, 2013, June 7, 2013, June 11, 2013, June 18, 2013, June, 27, 2013, July 8, 2013, July 11, 2013, July 30, 2013, August 21, 2013, 2013, August 26, 2013, September 12, 2013, November 5, 2013 and November 7, 2013 (except for Item 7.01 of such Current Report dated November 7, 2013); and

(c) All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, from the date of filing of such documents.

Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	Description of Securities.

Not applicable.

ITEM 5.	Interests of Named Experts and Counsel.

None.

ITEM 6.	Indemnification of Directors and Officers.

The Registrant is a Delaware corporation subject to the applicable indemnification provisions of the General Corporation Law of the State of Delaware (the “DGCL”). Under Section 145 of the DGCL, each director and officer of the Registrant may be indemnified by the Registrant against all expenses and liabilities (including attorney’s fees, judgments, fines and amounts paid in settlement) actually or reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceedings in which he or she is involved by reason of the fact that he or she is or was a director or officer of the Registrant if such director or officer acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe that his or her conduct was unlawful. If the legal proceeding, however, is by or in the right of the Registrant, the director or officer may not be indemnified in respect of any claim, issue or matter as to which he or she shall have been adjudged to be liable to the Registrant unless a court determines otherwise.

The Registrant’s Amended and Restated Bylaws provide for indemnification of the Registrant’s directors and officers, to the fullest extent permitted by the DGCL, for all expenses, liability and loss (including reasonable amounts paid in settlement) incurred in defending actions brought against them arising out of the performance of their duties. In addition, the Registrant may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee, fiduciary or agent of the Registrant or is serving or has served in such capacity for another business organization or entity at the Registrant’s request, against any liability asserted against such person and incurred in such capacity, or arising out of such person’s status as such, whether or not the registrant would have the power to indemnify such person against such liability under the provisions of Article VI of the registrant’s Amended and Restated Bylaws.

The Registrant’s Restated Certificate of Incorporation, as amended, contains a provision that eliminates, to the fullest extent permitted by the DGCL, the personal liability of each director of the Registrant to the Registrant and its stockholders for monetary damages for certain breaches of fiduciary duty. This provision does not affect the director’s liability for monetary damages for breaches of the duty of loyalty, actions or omissions not in good faith, knowing violation of law or intentional misconduct, willful or negligent conduct in approving an unlawful dividend, stock repurchase or redemption or obtaining any improper personal benefit.

The foregoing indemnity and insurance provisions have the effect of reducing directors’ and officers’ exposure to personal liability for actions taken in connection with their respective positions.

The Registrant has obtained liability insurance policies under which the Registrant’s directors and officers are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of certain actions, suits or proceedings, and certain liabilities which might be imposed as a result of certain actions, suits or proceedings, arising out of the performance of their duties.

ITEM 7.	Exemption From Registration Claimed.

Not applicable.

ITEM 8.	Exhibits.

The exhibits included as part of this Registration Statement are as follows:

Exhibit Number	Description

5.1	Opinion of Counsel to Registrant

23.1	Consent of Counsel to Registrant (included in Exhibit 5.1)

23.2	Consent of Deloitte & Touche LLP, independent registered public accounting firm of Office Depot, Inc.

23.3	Consent of Galaz, Yamazaki, Ruiz Urquiza, S.C. (Member of Deloitte Touche Tohmatsu Limited), independent registered public accounting firm of Office Depot de México, S.A. de C.V. and its subsidiaries

24.1	Power of Attorney (included with signature page)

99.1	2003 OfficeMax Incentive and Performance Plan (amended and restated effective as of April 29, 2013) (incorporated by reference to Appendix A to the Definitive Proxy Statement of OfficeMax filed with the Commission on March 19, 2013 (File No. 1-5057))

99.2	Amendment to the 2003 Officemax Incentive and Performance Plan dated November 6, 2013

99.3	2003 Director Stock Compensation Plan, as amended through September 26, 2003 (incorporated by reference to Exhibit 10.26 to the Annual Report on Form 10-K of OfficeMax for the year ended December 31, 2003 filed with the Commission on March 2, 2004 (File No. 1-5057))

99.4	Director Stock Compensation Plan, as amended through September 26, 2003 (incorporated by reference to Exhibit 10.17 to the Annual Report on Form 10-K of OfficeMax for the year ended December 31, 2003 filed with the Commission on March 2, 2004 (File No. 1-5057))

99.5	Amendment to the OfficeMax 2003 Director Stock Compensation Plan and the OfficeMax Director Stock Compensation Plan dated November 6, 2013

ITEM 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida, on November 8, 2013.

OFFICE DEPOT, INC.

By:	/s/ Elisa D. Garcia C.
Elisa D. Garcia C.
Executive Vice President,
General Counsel & Corporate Secretary

POWER OF ATTORNEY

Each person whose signature appears below hereby severally and individually constitutes and appoints Elisa D. Garcia C., Matthew R. Broad, Susan Wagner-Fleming and Darlene Quashie Henry, each of them severally, the true and lawful attorneys and agents of each of us to execute in the name, place and stead of each of us (individually and in any capacity stated below) any and all amendments to this Registration Statement on Form S-8 and any subsequent registration statement filed by the Registrant pursuant to Rule 462(b) of the Securities Act or to Instruction E to Form S-8, in each case which relates to this Registration Statement, and all instruments necessary or advisable in connection therewith and to file the same with the Commission, each of said attorneys and agents to have the power to act with or without the others and to have full power and authority to do and perform in the name and on behalf of each of the undersigned every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any of the undersigned might or could do in person, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys and agents or each of them to any and all such amendments and instruments.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on November 8, 2013.

/s/ Neil Austrian Neil Austrian	Co-Chief Executive Officer

/s/ Ravi Saligram Ravi Saligram	Co-Chief Executive Officer

/s/ Michael D. Newman	Co-Chief Financial Officer
Michael D. Newman

/s/ Deborah O’Connor Deborah O’Connor	Co-Chief Financial Officer and Co-Chief Accounting Officer

/s/ Kim Moehler	Co-Chief Accounting Officer
Kim Moehler

/s/ Warren Bryant	Director
Warren Bryant

/s/ Rakesh Gangwal	Co-Chairman and Lead Director
Rakesh Gangwal

/s/ Cynthia T. Jamison	Director
Cynthia T. Jamison

/s/ Francesca Ruiz de Luzuriaga	Director
Francesca Ruiz de Luzuriaga

/s/ V. James Marino	Director
V. James Marino

/s/ Michael J. Massey	Director
Michael J. Massey

/s/ Jeffrey C. Smith	Director
Jeffrey C. Smith

/s/ David M. Szymanski	Director
David M. Szymanski

/s/ Nigel Travis	Co-Chairman and Lead Director
Nigel Travis

/s/ Joseph S. Vassalluzzo	Director
Joseph S. Vassalluzzo

INDEX TO EXHIBITS FILED HEREWITH

Exhibit Number	Description

5.1	Opinion of Counsel to Registrant

23.1	Consent of Counsel to Registrant (included in Exhibit 5.1)

23.2	Consent of Deloitte & Touche LLP, independent registered public accounting firm of Office Depot, Inc.

23.3	Consent of Galaz, Yamazaki, Ruiz Urquiza, S.C. (Member of Deloitte Touche Tohmatsu Limited), independent registered public accounting firm of Office Depot de México, S.A. de C.V. and its subsidiaries

24.1	Power of Attorney (included with signature page)

99.2	Amendment to the 2003 Officemax Incentive and Performance Plan dated November 6, 2013

99.5	Amendment to the OfficeMax 2003 Director Stock Compensation Plan and the OfficeMax Director Stock Compensation Plan dated November 6, 2013